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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in Registration Statement (Form S-3) and related Prospectus of Corrections Corporation of America and Subsidiaries for the registration of an indeterminate number of debt securities, guarantees of debt securities, preferred stock and units and to the incorporation by reference therein of our report dated March 4, 2005 (except for Note 14, as to which the date is January 17, 2006), with respect to the consolidated financial statements of Corrections Corporation of America and Subsidiaries included in its Current Report (Form 8-K), filed with the Securities and Exchange Commission on January 17, 2006, and to the incorporation by reference therein of our report on Corrections Corporation of America and Subsidiaries management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Corrections Corporation of America and Subsidiaries, included in the Company's Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


                                                      /s/ ERNST & YOUNG LLP


Nashville, Tennessee
January 17, 2006